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                                                                      EXHIBIT 15


              [LETTERHEAD OF QUICKSILVER RESOURCES APPEARS HERE]


November 2, 1999


Deloitte & Touche LLP
301 Commerce Street Suite 2950
Fort Worth, TX 76102

We are providing this letter in connection with your review of the interim financial information of Quicksilver Resources Inc. (the "Company") for the quarter ended September 30, 1999 to be included in the quarterly report to shareholders and in Form 10-Q, for the purpose of reporting whether material modifications should be made for such information to conform to generally accepted accounting principles. We confirm that we are responsible for the fair presentation of the financial information in conformity with generally accepted accounting principles.

We confirm, to the best of our knowledge and belief, the following representations made to you during your review:

1. The financial information referred to above is fairly presented in conformity with generally accepted accounting principles applied on a consistent basis with that of the interim report for the quarter ended September 30, 1998 and substantially consistent with the audited financial statements as of and for the year ended December 31, 1998.

2. The Company has made available to you (a) all financial records and related data that would have a bearing on the purpose of your review and (b) all minutes of the meetings of stockholders, directors, and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

3. The Company believes that a net receivable of $1,100,000 from a natural gas purchaser who filed for bankruptcy will be recovered.

4. No events have occurred subsequent to the date of the above-described financial information that would require adjustment to, or disclosure in, the information.

5. In connection with your audit of the Company's annual financial statements for the year ended December 31, 1998, we have previously provided representations to you dated March 29, 1999. No matters have since come to our attention that would cause us to believe that any of those representations are no longer true.

We understand that your review was not an audit in accordance with generally accepted auditing standards, and therefore cannot be relied upon to disclose all matters of significance with respect to the interim financial information.


/s/ Glenn Darden
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Glenn Darden, President & Chief Operating Officer


/s/ Bill Lamkin
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Bill Lamkin, Executive Vice President & Chief Financial Officer